Exhibit 99.1

HopFed Bancorp, Inc. Announces Filing of Registration Statement for the Offering of $30 Million of Common Stock

Hopkinsville, Kentucky, May 25, 2010/PR Newswire— John E. Peck, President & CEO of HopFed Bancorp, Inc. (NASDAQ:HFBC), a $1.0 billion unitary savings and loan holding company, and parent company of Heritage Bank today announced that the Company has filed a registration statement with the Securities and Exchange Commission for an offering of $30 million of its common stock. The Company expects to sell its common stock in an underwritten public offering with Howe Barnes Hoefer & Arnett, Inc. acting as manager. The Company intends to grant the underwriters an option to purchase up to an additional $4.5 million of common stock offered to cover over-allotments, if any. The common stock will be issued pursuant to a prospectus filed as part of the Company’s registration statement under the Securities Act of 1933.

The Company intends to use the net proceeds from the offering for general corporate purposes including ongoing and anticipated growth, including potential acquisition opportunities.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.

These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

The offering will be made only by means of a prospectus which is a part of such registration statement. When available, a copy of the preliminary prospectus may be obtained from Howe Barnes Hoefer & Arnett, Inc. at 222 S. Riverside Plaza, Chicago, Illinois 60606. Telephone 1-800-800-4693.

About HopFed Bancorp, Inc.

HopFed Bancorp, Inc. is a holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and the Company, go to our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.